Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Solid Performance and Increased Financial Flexibility

For Immediate Release

NEW YORK, NY, November 7, 2024 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the third quarter ended September 30, 2024 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on November 4, 2024, its co-chief executive officers declared a fourth quarter 2024 base distribution of $0.36 per share, payable on December 16, 2024 to shareholders of record as of December 2, 2024.

THIRD QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended September 30, 2024 were $0.40 per share and $(0.01) per share, respectively;

•	Net asset value per share was $15.73 as of September 30, 2024 compared to $16.08 as of June 30, 2024, a decrease of $0.35 per share, or 2.2%. The decrease was primarily due to mark-to-market price declines to the Company’s portfolio during the quarter ended September 30, 2024;

•	As of September 30, 2024, the Company had $1.07 billion of total principal amount of debt outstanding, of which 51% was comprised of senior secured bank debt and 49% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.18x as of September 30, 2024 compared to 1.13x as of June 30, 2024;

•	As of September 30, 2024, the Company had total investments at fair value of $1.75 billion in 103 portfolio companies across 24 industries. The investment portfolio was comprised of 85.5% senior secured loans, including 85.3% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $78 million, funded previously unfunded commitments of $15 million, and had sales and repayments totaling $154 million, resulting in a net decrease to the Company's funded portfolio of $61 million;

•	As of September 30, 2024, investments on non-accrual status amounted to 1.85% and 3.40% of the total investment portfolio at fair value and amortized cost, respectively, compared to 1.36% and 2.69%, respectively, as of June 30, 2024;

•	During the quarter, the Company repurchased 165,737 shares of its common stock under its 10b5-1 trading plan at an average price of $12.08 per share for a total repurchase amount of $2.0 million. Through September 30, 2024, the Company repurchased a total of 3,598,554 shares of its common stock under its 10b5-1 trading plan at an average price of $10.09 per share for a total repurchase amount of $36.3 million;

•	On July 15, 2024, the Company further amended its $675 million senior secured credit facility with JPMorgan Chase Bank, National Association (“JPM”) to (i) reduce the credit spread on the floating interest rate payable by the Company on advances from the three-month SOFR plus a credit spread of 3.20% per year to the three-month SOFR plus a credit spread of 2.55% per year, and (ii) extend the reinvestment period from July 15, 2024 to June 15, 2026 and the maturity date from May 15, 2025 to June 15, 2027[2];

•	On September 18, 2024, the Company completed a private offering pursuant to which the Company issued an additional $100 million of its unsecured notes due 2027, which bear interest at a floating rate equal to the three-month SOFR plus a credit spread of 3.90% per year;

•	On September 24, 2024, the Company fully repaid all outstanding borrowings of $30 million under its 2021 term loan from an Israeli institutional investor that was due on September 30, 2024;

•	On September 30, 2024, the Company entered into a 3-year unsecured term loan agreement with an Israeli institutional investor under which the Company borrowed $30 million, which bears interest at a floating rate equal to the three-month SOFR plus a credit spread of 3.80% per year; and

•	On October 3, 2024, the Company completed a public baby bond offering in the U.S. pursuant to which the Company issued $172.5 million of its unsecured 7.50% Notes due 2029, which listed and commenced trading on the NYSE under the ticker symbol "CICB" on October 9, 2024.

DISTRIBUTIONS

•	For the quarter ended September 30, 2024, the Company paid a quarterly base distribution totaling $19.2 million, or $0.36 per share.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“I’m pleased with CION’s quarterly results as we continue to navigate a highly competitive credit environment. Additionally, we were very active in managing the right side of CION’s balance sheet in the third quarter. These transactions have given CION a more flexible balance sheet that we believe is better positioned to withstand potential volatility heading into next year.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	September 30, 2024		June 30, 2024
Investment portfolio, at fair value[1]	$1,752,726		$1,822,963
Total debt outstanding[3]	$1,069,844		$1,069,844
Net assets	$839,190		$860,806
Net asset value per share	$15.73		$16.08
Debt-to-equity ratio	1.28	x	1.24	x
Net debt-to-equity ratio	1.18	x	1.13	x

	Three Months Ended
(in thousands, except share and per share data)	September 30, 2024	June 30, 2024
Total investment income	$59,627	$61,357
Total operating expenses and income tax expense	$38,009	$38,394
Net investment income after taxes	$21,618	$22,963
Net realized gains (losses)	$3,938	$(20,277)
Net unrealized (losses) gains	$(25,935)	$19,692
Net (decrease) increase in net assets resulting from operations	$(379)	$22,378

Net investment income per share	$0.40	$0.43
Net realized and unrealized losses per share	$(0.41)	$(0.01)
Earnings per share	$(0.01)	$0.42

Weighted average shares outstanding	53,439,316	53,595,624
Distributions declared per share	$0.36	$0.41

Total investment income for the three months ended September 30, 2024 and June 30, 2024 was $59.6 million and $61.4 million, respectively. The decrease in total investment income was primarily driven by lower dividend income from equity securities during the three months ended September 30, 2024 compared to the three months ended June 30, 2024. This was partially offset by higher transaction fees during the three months ended September 30, 2024 compared to the three months ended June 30, 2024.

Operating expenses for the three months ended September 30, 2024 and June 30, 2024 were $38.0 million and $38.4 million, respectively. The decrease in operating expenses was primarily driven by lower advisory fees due to a decrease in total investment income during the quarter ended September 30, 2024 as compared to the quarter ended June 30, 2024.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended September 30, 2024 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Senior secured first lien debt	$94,995	99%	$132,198	86%
Senior secured second lien debt	—	—	11,500	8%
Collateralized securities and structured products - equity	—	—	21	—
Equity	1,182	1%	9,861	6%
Total	$96,177	100%	$153,580	100%

During the three months ended September 30, 2024, new investment commitments were made across 1 new and 10 existing portfolio companies. During the same period, the Company exited its investments in 5 portfolio companies, 1 via sale and 4 via full repayment. As a result, the number of portfolio companies decreased from 107 as of June 30, 2024 to 103 as of September 30, 2024.

PORTFOLIO SUMMARY1

As of September 30, 2024, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	Amount	Percentage of Total
Senior secured first lien debt	$1,494,524	85.3%
Senior secured second lien debt	3,873	0.2%
Collateralized securities and structured products - equity	685	—
Unsecured debt	11,761	0.7%
Equity	241,883	13.8%
Total	$1,752,726	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2024		June 30, 2024
Number of portfolio companies	103		107
Percentage of performing loans bearing a floating rate[4]	94.3%		94.5%
Percentage of performing loans bearing a fixed rate[4]	5.7%		5.5%
Yield on debt and other income producing investments at amortized cost[5]	12.23%		12.86%
Yield on performing loans at amortized cost[5]	12.73%		13.26%
Yield on total investments at amortized cost	10.88%		11.48%
Weighted average leverage (net debt/EBITDA)[6]	5.02	x	4.74	x
Weighted average interest coverage[6]	2.14	x	2.01	x
Median EBITDA[7]	$32.8 million		$32.8 million

As of September 30, 2024, investments on non-accrual status represented 1.85% and 3.40% of the total investment portfolio at fair value and amortized cost, respectively. As of June 30, 2024, investments on non-accrual status represented 1.36% and 2.69% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2024, the Company had $1.07 billion of total principal amount of debt outstanding, comprised of $550 million of outstanding borrowings under its senior secured credit facilities and $520 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 8.2% for the quarter ended September 30, 2024. As of September 30, 2024, the Company had $83 million in cash and short-term investments and $162 million available under its financing arrangements.3

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, November 7, 2024 at 11:00 am Eastern Time to discuss its financial results for the third quarter ended September 30, 2024. Please visit the Investor Resources section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Third Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	The Company incurred certain customary costs and expenses in connection with the JPM fifth amendment and will pay an annual administrative fee of 0.20% on JPM's total financing commitment.

3)	Total debt outstanding excludes netting of debt issuance costs of $14.9 million and $8.1 million as of September 30, 2024 and June 30, 2024, respectively.

4)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

5)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

6)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

7)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2024	June 30, 2024
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,421,998 and $1,544,674, respectively)	$1,381,177	$1,502,910
Non-controlled, affiliated investments (amortized cost of $276,204 and $240,735, respectively)	273,152	250,411
Controlled investments (amortized cost of $152,042 and $138,792, respectively)	151,900	152,804
Total investments, at fair value (amortized cost of $1,850,244 and $1,924,201, respectively)	1,806,229	1,906,125
Cash	29,765	9,798
Interest receivable on investments	49,446	40,841
Receivable due on investments sold and repaid	28,604	2,631
Dividends receivable on investments	76	129
Prepaid expenses and other assets	1,501	942
Total assets	$1,915,621	$1,960,466

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $14,925 and $8,134, respectively)	$1,054,919	$1,061,710
Payable for investments purchased	—	11,789
Accounts payable and accrued expenses	1,316	1,031
Interest payable	7,201	9,614
Accrued management fees	6,854	6,841
Accrued subordinated incentive fee on income	4,586	4,871
Accrued administrative services expense	1,515	1,128
Share repurchases payable	40	—
Shareholder distribution payable	—	2,676
Total liabilities	1,076,431	1,099,660

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,363,245 and 54,525,623 shares issued, and 53,359,886 and 53,525,623 shares outstanding, respectively	53	54
Capital in excess of par value	1,023,687	1,025,689
Accumulated distributable losses	(184,550)	(164,937)
Total shareholders' equity	839,190	860,806
Total liabilities and shareholders' equity	$1,915,621	$1,960,466
Net asset value per share of common stock at end of period	$15.73	$16.08

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2024	2023	2024	2023	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$40,613	$51,032	$134,497	$140,917	$184,013
Paid-in-kind interest income	5,526	6,608	19,811	15,736	22,317
Fee income	900	2,447	6,111	4,744	7,871
Dividend income	345	82	5,484	82	210
Non-controlled, affiliated investments
Interest income	429	1,341	4,331	5,549	7,068
Paid-in-kind interest income	3,831	2,471	8,882	5,953	8,372
Fee income	2,894	35	3,598	2,432	2,432
Dividend income	89	13	129	3,946	3,946
Controlled investments
Interest income	2,991	1,413	9,386	5,304	8,090
Paid-in-kind interest income	—	1,048	—	1,048	1,050
Fee income	2,009	1,050	2,309	1,050	1,391
Dividend income	—	—	—	4,250	4,250
Total investment income	59,627	67,540	194,538	191,011	251,010
Operating expenses
Management fees	6,854	6,741	20,559	19,963	26,856
Administrative services expense	1,184	996	3,522	2,743	3,971
Subordinated incentive fee on income	4,586	6,362	16,371	17,662	22,277
General and administrative	1,855	1,931	5,298	5,960	7,382
Interest expense	23,551	21,757	71,626	61,533	85,556
Total operating expenses	38,030	37,787	117,376	107,861	146,042
Net investment income before taxes	21,597	29,753	77,162	83,150	104,968
Income tax benefit, including excise tax	(21)	(237)	(12)	(114)	(54)
Net investment income after taxes	21,618	29,990	77,174	83,264	105,022
Realized and unrealized gains (losses)
Net realized gains (losses) on:
Non-controlled, non-affiliated investments	3,938	(8,123)	(18,984)	(31,576)	(31,927)
Non-controlled, affiliated investments	—	—	(7,091)	—	—
Controlled investments	—	—	—	—	—
Net realized gains (losses)	3,938	(8,123)	(26,075)	(31,576)	(31,927)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(4,242)	26,298	(9,342)	8,608	15,658
Non-controlled, affiliated investments	(7,539)	559	9,417	(9,136)	(7,335)
Controlled investments	(14,154)	(1,251)	(22,730)	(6,838)	13,896
Net change in unrealized (depreciation) appreciation	(25,935)	25,606	(22,655)	(7,366)	22,219
Net realized and unrealized (losses) gains	(21,997)	17,483	(48,730)	(38,942)	(9,708)
Net (decrease) increase in net assets resulting from operations	$(379)	$47,473	$28,444	$44,322	$95,314
Per share information—basic and diluted
Net (decrease) increase in net assets per share resulting from operations	$(0.01)	$0.87	$0.53	$0.81	$1.74
Net investment income per share	$0.40	$0.55	$1.44	$1.52	$1.92
Weighted average shares of common stock outstanding	53,439,316	54,561,367	53,663,884	54,817,855	54,685,327

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of September 30, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on November 7, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259